News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Relations
Yijing Brentano
800-259-3755
investor.relations@sprint.com

SPRINT NEXTEL REPORTS
THIRD QUARTER 2011 RESULTS

Year-over-year and sequential Adjusted OIBDA* growth driven by ARPU strength and continued wireless subscriber growth

•	Postpaid ARPU growth of $1 sequentially; $3 year-over-year improvement best in almost 12 years

•	Nearly 1.3 million total net new wireless subscriber additions - best in more than five years

•	Eight consecutive quarters of net postpaid subscriber growth for the Sprint brand and also for year-over-year improvement in postpaid churn

The company's third quarter 2011 earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 15483737 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. - October 26, 2011 - Sprint Nextel Corp. (NYSE: S) today reported that during the third quarter of 2011, the company generated net operating revenues of $8.3 billion and Adjusted OIBDA* of $1.4 billion. Adjusted OIBDA* grew sequentially and year-over-year driven primarily by strength in postpaid ARPU and continued growth in the prepaid wireless customer base. Postpaid wireless ARPU increased $3 from the year-ago period and the prepaid subscriber base has grown 23 percent since the third quarter of 2010.

The company achieved its best total company wireless net subscriber additions in more than five years. The company added nearly 1.3 million total net wireless subscribers, primarily driven by 304,000 net postpaid additions for the Sprint brand, net prepaid additions of 485,000 and net wholesale and affiliate additions of 835,000.

Growth in Sprint brand net additions was achieved without the benefit of Apple's iPhone 4S and iPhone 4, which launched October 14. The launch of this iconic device resulted in Sprint's best ever day of sales in retail, web and telesales for a device family in Sprint history. The response to this device by current and new customers has surpassed initial expectations. The iPhone is expected to be accretive for Sprint, and iPhone users are expected to be among Sprint's most profitable customers.

Additionally, the company reported operating income of $208 million, a net loss of $301 million and a diluted loss of $.10 per share for the quarter, which includes $261 million in equity losses of unconsolidated investments and other. This compares to an operating loss of $213 million, a net loss of $911 million and a diluted loss of $.30 per share, which included $284 million in equity losses of unconsolidated investments and other in the third quarter of 2010.

“Sprint's focus on creating the best customer experience with simple, unlimited plans and innovative products and services continues to strengthen our brand and drive positive results,” said Dan Hesse, Sprint CEO. “We are adding to our customer base, our ARPU is increasing, and as a result our wireless revenues are growing.”

As of September 30, 2011, the company's total liquidity was approximately $5 billion, consisting of $4 billion in cash, cash equivalents and short-term investments and $1 billion of undrawn borrowing capacity available under its revolving bank credit facility. The company's next scheduled debt maturities of $2.3 billion are due in March 2012.

During the third quarter, third parties continued to validate Sprint's progress. Sprint was ranked highest by J.D. Power and Associates among full-service providers in a tie in its 2011 Wireless Purchase Experience Study, Volume 2. The study also found Sprint led the industry in its website buying experience. Boost Mobile was ranked by J.D. Power and Associates as highest in the Wireless Purchase Experience Study, Volume 2 as well as highest in 2011 Wireless Customer Care Performance, Volume 2 with Non-Contract Service. Additionally, Sprint earned the No. 3 spot among the largest U.S. companies on Newsweek's 2011 Green Rankings. This is the second straight year that Sprint has ranked in the top 10, up from No. 6 last year.

Sprint also added to its innovative portfolio of products and services. It launched three additional 4G phones - Samsung Conquer™ 4G, Motorola PHOTON™ 4G and the first Samsung Galaxy S™ II product available in the U.S., Samsung Galaxy S™ II, Epic™ 4G Touch. This week Sprint launched its 25th 4G device - HTC EVO Design 4G™. Sprint also added the BlackBerry® Torch™ 9850, the first all-touch BlackBerry® smartphone from Sprint, BlackBerry® Bold™ 9930, the thinnest BlackBerry® smartphone ever and the BlackBerry® Curve™ 9350. Boost Mobile grew its smartphone lineup of Android™ devices with the launch of the Samsung Transform™ Ultra, and Virgin Mobile USA launched the Android-powered Motorola TRIUMPH™ and announced the coming availability of the LG® Optimus™ Slider.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	September 30, 2011	September 30, 2010	% r	September 30, 2011	September 30, 2010	% r
Net operating revenues	$8,333	$8,152	2%	$24,957	$24,262	3%
Adjusted OIBDA*	$1,402	$1,339	5%	$4,230	$4,318	(2) %
Adjusted OIBDA margin*	18.2%	18.1%		18.4%	19.3%
Operating income (loss)	$208	$(213)	NM	$546	$(456)	NM
Net loss	$(301)	$(911)	67%	$(1,587)	$(2,536)	37%
Diluted loss per common share	$(0.10)	$(0.30)	67%	$(0.53)	$(0.85)	38%
Capital Expenditures (1)	$760	$462	65%	$1,955	$1,318	48%
Free Cash Flow*	$(273)	$384	NM	$172	$1,599	(89) %

•
Consolidated net operating revenues of $8.3 billion for the quarter were 2 percent higher than in the third quarter of 2010 and remained relatively flat as compared to the second quarter of 2011. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU and growth in the number of net prepaid subscribers, partially offset by lower wireline revenues and lower wireless equipment revenues.

•
Adjusted OIBDA* was $1.4 billion for the quarter, compared to $1.3 billion for the third quarter of 2010 and the second quarter of 2011. The quarterly year-over-year improvement in Adjusted OIBDA* was primarily due to higher postpaid and prepaid wireless service revenues, partially offset by an increase in wireless cost of service, higher equipment net subsidy, and lower wireline revenues. Sequentially, quarterly Adjusted OIBDA* improved primarily as a result of higher postpaid and prepaid wireless service revenues, reduced marketing expenses, and partially offset by higher wireless cost of service.

•
Capital expenditures(1), excluding capitalized interest of $103 million, were $760 million in the quarter, compared to $462 million in the third quarter of 2010 and $640 million in the second quarter of 2011. Wireless capital expenditures were $647 million in the third quarter of 2011, compared to $341 million in the third quarter of 2010 and $546 million in the second quarter of 2011. During the quarter, the company invested in data capacity as a result of increased data usage, as well as approximately $115 million for our Network Vision plan. Wireline capital expenditures were $36 million in the third quarter of 2011, compared to $59 million in the third quarter of 2010 and $35 million in the second quarter of 2011. Corporate capital expenditures were $77 million in the third quarter of 2011, compared to $62 million in the third quarter of 2010 and $59 million in the second quarter of 2011 primarily related to infrastructure to support our Wireless and Wireline businesses.

•
Free Cash Flow* was negative $273 million for the quarter, compared to $384 million for the third quarter of 2010 and $267 million for the second quarter of 2011. While Adjusted OIBDA* was relatively stable for the quarterly year-over-year and sequential periods, Free Cash Flow* was reduced by quarterly year-over-year increases in capital expenditures of $328 million as well as year-over-year and sequential increases in working capital of $483 million and $697 million, respectively, partially offset by spectrum hosting prepayments. The quarterly year-over-year change in working capital is primarily associated with increased inventory balances and reductions in accounts payable. The quarterly sequential change in working capital is primarily associated with the reduction in accounts payable associated with the second quarter build-up of inventory partially offset by reduced inventory purchases during the third quarter of 2011.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	September 30, 2011	September 30, 2010	% r	September 30, 2011	September 30, 2010	% r
Net operating revenues	$7,516	$7,175	5%	$22,381	$21,237	5%
Adjusted OIBDA*	$1,214	$1,065	14%	$3,599	$3,485	3%
Adjusted OIBDA margin*	17.6%	16.6%		17.7%	18.0%
Capital Expenditures (1)	$647	$341	90%	$1,642	$971	69%

Wireless Customers

•
The company served more than 53 million customers at the end of the third quarter of 2011. This includes 32.9 million postpaid subscribers (28 million via the Sprint brand on CDMA, 4.7 million on iDEN, and 229,000 Nextel PowerSource users who utilize both networks), 14.3 million prepaid subscribers (11.9 million on CDMA and 2.4 million on iDEN) and approximately 6.3 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•
For the quarter, Sprint added nearly 1.3 million net wireless customers, including net additions of 441,000 retail subscribers and net additions of 835,000 wholesale and affiliate subscribers as a result of growth in MVNOs reselling prepaid services.

•	Sprint lost approximately 44,000 net postpaid subscribers during the quarter compared to a loss of 107,000 in the third quarter of 2010, representing a 59 percent improvement year-over-year.

•
The CDMA network added approximately 265,000 net postpaid customers during the quarter, which includes net losses of 39,000 Nextel PowerSource customers. Excluding Nextel PowerSource customer losses, the Sprint brand added 304,000 net postpaid wireless subscribers. The iDEN network lost 309,000 net postpaid customers in the quarter.

•	The company added 485,000 net prepaid subscribers during the quarter, which includes net additions of 839,000 prepaid CDMA customers, offset by losses of 354,000 net prepaid iDEN customers.

•	The credit quality of Sprint's end-of-period postpaid customers was approximately 83 percent prime.

Wireless Churn

•
For the quarter, Sprint reported postpaid churn of 1.91 percent, compared to 1.93 percent for the year-ago period and 1.75 percent for the second quarter of 2011. Quarterly postpaid churn improved year-over-year primarily as a result of a larger base of customers on fixed rate bundled plans or 4G handsets, which typically have a lower deactivation rate. Sequentially, postpaid churn was impacted by historical third quarter seasonality.

•
Approximately 8 percent of postpaid customers upgraded their handsets during the third quarter. Upgrades as a percentage of our subscriber base declined slightly, likely due to customer expectations of a fourth quarter iPhone launch.

•
Prepaid churn for the third quarter of 2011 was 4.07 percent, compared to 5.32 percent for the year-ago period and 4.14 percent for the second quarter of 2011. The quarterly year-over-year and sequential improvements in prepaid churn were primarily a result of the predominance of Assurance WirelessSM customers, who on average have lower churn than that of the remainder of our prepaid subscriber base. Year-over-year, prepaid churn also benefited from improvement in churn for both the Virgin Mobile and Boost Mobile brands.

Wireless Service Revenues

•
Wireless retail service revenues of $6.8 billion for the quarter represent an increase of more than 7 percent compared to the third quarter of 2010 and almost 2 percent compared to the second quarter of 2011. The quarterly year-over-year improvement is primarily due to higher postpaid ARPU as well as an increased number of net prepaid subscribers as a result of the Boost Monthly Unlimited offering, additional market launches of Assurance WirelessSM and the re-launch of the Virgin Mobile brand, partially offset by net losses of postpaid subscribers since the third quarter of 2010. Sequentially, wireless retail service revenues increased, primarily as a result of higher postpaid ARPU and growth in net prepaid subscribers.

•
Wireless postpaid ARPU increased year-over-year from $55 to $58, the largest year-over-year postpaid ARPU growth in almost 12 years, while sequentially ARPU increased from $57 to $58. Quarterly year-over-year and sequential ARPU benefited from higher monthly recurring revenues as a result of the premium data add-on charges for smartphones and higher device insurance revenue.

•
Prepaid ARPU of $27 for the quarter declined from $28 in the third quarter of 2010 and the second quarter of 2011 as a result of a greater mix of Assurance WirelessSM customers who on average have lower ARPU than the remainder of our prepaid subscriber base.

•
Quarterly wholesale, affiliate and other revenues were up $9 million, compared to the year-ago period, and up $10 million sequentially, resulting primarily from growth in MVNOs reselling prepaid services.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless net operating expenses were $7.4 billion in the third quarter, compared to $7.5 billion in the year-ago period and in the second quarter of 2011.

•
Wireless equipment net subsidy in the third quarter was almost $1.2 billion (equipment revenue of $616 million, less cost of products of $1.8 billion), compared to almost $1.1 billion in the year-ago period and approximately $1.1 billion in the second quarter of 2011. The quarterly year-over-year increase in net subsidy is associated with postpaid customers due to an increased mix of 4G smartphone sales, which on average carry a higher subsidy rate per handset, partially offset by decreased handset sales volume. Sequentially, total net subsidy increased as a result of higher average subsidy rate per postpaid handset due to a greater mix of 4G smartphones, partially offset by lower volume of postpaid and prepaid handset sales.

•
Wireless cost of service increased approximately 9 percent and 4 percent for the quarterly year-over-year and sequential periods, respectively. The quarterly year-over-year and sequential increases primarily resulted from higher customer data usage, higher roaming expenses, and higher service and repair costs as a growing percentage of our customer base is on smartphones.

•
Wireless SG&A expenses increased approximately 1 percent year-over-year but decreased approximately 4 percent sequentially. Quarterly year-over-year SG&A expenses increased, primarily due to higher selling and bad debt expenses, partially offset by lower marketing and customer care costs. Sequentially, SG&A decreased primarily as a result of lower marketing expenses, partially offset by higher bad debt expenses. Bad debt expenses were higher year-over-year and sequentially due to an increase in the agings of accounts receivable outstanding combined with higher average write-off per account.

•
Wireless depreciation and amortization expense decreased $327 million year-over-year, primarily due to the absence of amortization for customer relationship intangible assets related to previous acquisitions, which have become fully amortized, as well as the company's annual depreciable life study reflecting a reduction in the replacement rate of capital additions.

•
Wireless Adjusted OIBDA* of $1.2 billion in the third quarter of 2011 compares to $1.1 billion in the third quarter of 2010 and in the second quarter of 2011. The year-over-year improvement in quarterly Adjusted OIBDA* was primarily due to higher postpaid and prepaid service revenues, partially offset by increases in cost of service and equipment net subsidy. Quarterly Adjusted OIBDA* improved sequentially primarily as a result of higher postpaid and prepaid service revenues, lower SG&A expenses, partially offset by higher cost of service.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	September 30, 2011	September 30, 2010	% r	September 30, 2011	September 30, 2010	% r
Net operating revenues	$1,062	$1,245	(15) %	$3,272	$3,814	(14) %
Adjusted OIBDA*	$184	$271	(32) %	$622	$823	(24) %
Adjusted OIBDA margin*	17.3%	21.8%		19.0%	21.6%
Capital Expenditures (1)	$36	$59	(39) %	$124	$164	(24) %

•
Wireline revenues of $1.1 billion for the quarter declined 15 percent year-over-year primarily as a result of an annual intercompany rate reduction based on market prices for voice and IP and the scheduled migration of wholesale cable VoIP customers off of Sprint's IP platform. Sequentially, third quarter wireline revenues declined almost 3 percent, primarily as a result of continued migration of wholesale cable VoIP customers off of Sprint's IP platform.

•
Total wireline net operating expenses were almost $1 billion in the third quarter of 2011. Total operating expenses declined approximately 11 percent year-over-year due to lower cost of service from continued declines in voice and cable IP volumes, improvement in SG&A expenses and lower depreciation expenses. Sequentially, third quarter total net operating expenses remained relatively flat.

•
Wireline Adjusted OIBDA* was $184 million for the quarter, compared to $271 million in the third quarter of 2010 and $210 million reported for the second quarter of 2011. Quarterly wireline Adjusted OIBDA* declined year-over-year as a result of lower revenues, partially offset by cost reductions. Sequentially, quarterly wireline Adjusted OIBDA* declined as a result of lower revenues.

Forecast

Sprint Nextel expects net postpaid subscriber additions for the full year 2011 and to improve total net wireless subscriber additions in 2011, as compared to 2010. The company expects full year capital expenditures in 2011, excluding capitalized interest, to be approximately $3 billion. In addition, the company expects Free Cash Flow* between negative $200 million and positive $100 million for 2011.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words "estimate," "project," "forecast," "intend," "expect," "believe," "target," "providing guidance" and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•
the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the impact of subsidy costs; the impact of increased purchase commitments; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•
the ability to generate sufficient cash flow to fully implement our network modernization plan, Network Vision, to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	the effective implementation of Network Vision, including timing, execution, technologies, and costs;

•	the ability to consummate the LightSquared transaction and obtain the associated financial benefits;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•
the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our CDMA network, or Motorola Mobility, Inc.'s or Motorola Solutions Inc.'s ability or willingness to provide related devices, infrastructure equipment and software applications for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its ability to operate and maintain its 4G network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs or potential customer impacts of compliance with regulatory mandates including, but not limited to, compliance with the FCC's Report and Order to reconfigure the 800 MHz band;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•
one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•
other risks referenced from time to time in our filings with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2010 and, when filed, Part II, Item 1A “Risk Factors” of our quarterly report on Form 10-Q for the quarter ended September 30, 2011.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Clearwire's third quarter 2011 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended September 30, 2011, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss and basic and diluted loss per common share but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 53 million customers at the end of 3Q 2011 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###

Sprint Nextel Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

TABLE NO. 4
	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Operating Revenues	$8,333	$8,311	$8,152	$24,957	$24,262
Net Operating Expenses
Cost of services	2,835	2,751	2,688	8,170	7,970
Cost of products	1,776	1,838	1,808	5,426	4,954
Selling, general and administrative	2,320	2,408	2,317	7,131	7,020
Depreciation	1,114	1,121	1,304	3,357	3,840
Amortization	80	114	248	327	1,022
Other, net	—	—	—	—	(88)
Total net operating expenses	8,125	8,232	8,365	24,411	24,718
Operating Income (Loss)	208	79	(213)	546	(456)
Interest expense	(236)	(239)	(361)	(724)	(1,114)
Equity in losses of unconsolidated investments and other, net	(261)	(588)	(284)	(1,261)	(795)
Loss before Income Taxes	(289)	(748)	(858)	(1,439)	(2,365)
Income tax expense	(12)	(99)	(53)	(148)	(171)
Net Loss	$(301)	$(847)	$(911)	$(1,587)	$(2,536)
Basic and Diluted Loss Per Common Share	$(0.10)	$(0.28)	$(0.30)	$(0.53)	$(0.85)
Weighted Average Common Shares outstanding	2,996	2,994	2,990	2,994	2,987
Effective Tax Rate	-4.2%	-13.2%	-6.2%	-10.3%	-7.2%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

TABLE NO. 5
	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Loss	$(301)	$(847)	$(911)	$(1,587)	$(2,536)
Income tax expense	(12)	(99)	(53)	(148)	(171)
Loss before Income Taxes	(289)	(748)	(858)	(1,439)	(2,365)
Depreciation	1,114	1,121	1,304	3,357	3,840
Amortization	80	114	248	327	1,022
Interest expense	236	239	361	724	1,114
Equity in losses of unconsolidated investments and other, net	261	588	284	1,261	795
OIBDA*	1,402	1,314	1,339	4,230	4,406
Severance and exit costs (2)	—	—	—	—	(4)
Access costs (3)	—	—	—	—	(84)
Adjusted OIBDA*	1,402	1,314	1,339	4,230	4,318
Capital expenditures (1)	760	640	462	1,955	1,318
Adjusted OIBDA* less Capex	$642	$674	$877	$2,275	$3,000
Adjusted OIBDA Margin*	18.2%	17.2%	18.1%	18.4%	19.3%
Selected item:
Deferred tax asset valuation allowance	121	337	365	654	1,032

Sprint Nextel Corporation
WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)
(Millions, except subscriber counts and metrics)

TABLE NO. 6
	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Operating Revenues
Retail service revenue	$6,836	$6,708	$6,380	$20,193	$19,209
Wholesale, affiliate and other service revenue	64	54	55	187	155
Equipment revenue	616	690	740	2,001	1,873
Total net operating revenues	7,516	7,452	7,175	22,381	21,237
Net Operating Expenses
Cost of services	2,332	2,237	2,137	6,616	6,250
Cost of products	1,776	1,838	1,808	5,426	4,954
Selling, general and administrative	2,194	2,275	2,165	6,740	6,548
Depreciation	1,006	1,018	1,164	3,036	3,433
Amortization	77	111	246	319	1,015
Other, net	—	—	—	—	(1)
Total net operating expenses	7,385	7,479	7,520	22,137	22,199
Operating Income (Loss)	$131	$(27)	$(345)	$244	$(962)

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Operating Income (Loss)	$131	$(27)	$(345)	$244	$(962)
Severance and exit costs (2)	—	—	—	—	(1)
Depreciation	1,006	1,018	1,164	3,036	3,433
Amortization	77	111	246	319	1,015
Adjusted OIBDA*	1,214	1,102	1,065	3,599	3,485
Capital expenditures (1)	647	546	341	1,642	971
Adjusted OIBDA* less Capex	$567	$556	$724	$1,957	$2,514
Adjusted OIBDA Margin*	17.6%	16.3%	16.6%	17.7%	18.0%

OPERATING STATISTICS	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Retail Postpaid Subscribers
Service revenue (in millions)	$5,689	$5,594	$5,440	$16,854	$16,448
ARPU	$58	$57	$55	$57	$55
Churn	1.91%	1.75%	1.93%	1.82%	1.98%
Net losses (in thousands)	(44)	(101)	(107)	(259)	(913)
End of period subscribers (in thousands)	32,853	32,897	33,054	32,853	33,054
Hours per subscriber	15	15	15	15	15
Retail Prepaid Subscribers
Service revenue (in millions)	$1,147	$1,114	$940	$3,339	$2,761
ARPU	$27	$28	$28	$28	$28
Churn	4.07%	4.14%	5.32%	4.19%	5.55%
Net additions (in thousands)	485	674	471	2,005	992
End of period subscribers (in thousands) (a)	14,282	13,797	11,631	14,282	11,631
Hours per subscriber	13	14	14	14	15
Wholesale and Affiliate Subscribers
Net additions (in thousands)	835	519	280	1,743	601
End of period subscribers (in thousands) (a)	6,264	5,429	4,128	6,264	4,128
Total Subscribers
Net additions (in thousands)	1,276	1,092	644	3,489	680
End of period subscribers (in thousands)	53,399	52,123	48,813	53,399	48,813
_______________________

(a)
End of period subscribers reflect the sale and transfer of 49,000 subscribers which are not included in net additions, in the third quarter 2010, from Retail Prepaid to Wholesale and Affiliate prospectively from the date of sale.

Sprint Nextel Corporation
WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)
(Millions)

TABLE NO. 7
	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Operating Revenues
Voice	$474	$480	$554	$1,440	$1,707
Data	124	117	125	357	396
Internet	447	475	535	1,419	1,640
Other	17	18	31	56	71
Total net operating revenues	1,062	1,090	1,245	3,272	3,814
Net Operating Expenses
Cost of services and products	751	747	822	2,257	2,515
Selling, general and administrative	127	133	152	393	476
Depreciation	108	105	140	322	408
Other, net	—	—	—	—	(87)
Total net operating expenses	986	985	1,114	2,972	3,312
Operating Income	$76	$105	$131	$300	$502

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Operating Income	$76	$105	$131	$300	$502
Severance and exit costs (2)	—	—	—	—	(3)
Access costs (3)	—	—	—	—	(84)
Depreciation	108	105	140	322	408
Adjusted OIBDA*	184	210	271	622	823
Capital expenditures (1)	36	35	59	124	164
Adjusted OIBDA* less Capex	$148	$175	$212	$498	$659
Adjusted OIBDA Margin*	17.3%	19.3%	21.8%	19.0%	21.6%

Sprint Nextel Corporation
CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

TABLE NO. 8	Year to Date
	September 30, 2011	September 30, 2010
Operating Activites
Net loss	$(1,587)	$(2,536)
Depreciation and amortization	3,684	4,862
Provision for losses on accounts receivable	370	317
Share-based compensation expense	51	55
Deferred income taxes	114	196
Equity in losses of unconsolidated investments and other, net	1,261	795
Contribution to pension plan	(124)	—
Other, net	(1,167)	(341)
Net cash provided by operating activities	2,602	3,348
Investing Activities
Capital expenditures	(2,221)	(1,412)
Expenditures relating to FCC licenses	(199)	(356)
Change in short-term investments, net	60	105
Investment in Clearwire	—	(58)
Other, net	(10)	19
Net cash used in investing activities	(2,370)	(1,702)
Financing Activities
Debt financing costs	(3)	(51)
Repayments of debt and capital lease obligations	(1,655)	(755)
Other, net	14	7
Net cash used in financing activities	(1,644)	(799)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,412)	847
Cash and Cash Equivalents, beginning of period	5,173	3,819
Cash and Cash Equivalents, end of period	$3,761	$4,666

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 9
	Quarter Ended			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Cash Provided by Operating Activities	$608	$1,075	$971	$2,602	$3,348
Capital expenditures	(818)	(759)	(490)	(2,221)	(1,412)
Expenditures relating to FCC licenses	(71)	(54)	(108)	(199)	(356)
Other investing activities, net	8	5	11	(10)	19
Free Cash Flow*	(273)	267	384	172	1,599
Debt financing costs	—	—	—	(3)	(51)
Decrease in debt and other, net	(2)	(1)	(1)	(1,655)	(755)
Investment in Clearwire	—	—	—	—	(58)
Other financing activities, net	5	7	6	14	7
Net Increase (Decrease) in Cash, Cash Equivalents and
Short-Term Investments	$(270)	$273	$389	$(1,472)	$742

Sprint Nextel Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

TABLE NO. 10
	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$3,761	$5,173
Short-term investments	240	300
Accounts and notes receivable, net	3,054	3,036
Device and accessory inventory	923	670
Deferred tax assets	156	185
Prepaid expenses and other current assets	516	516
Total current assets	8,650	9,880
Investments and other assets	2,620	3,856
Property, plant and equipment, net	14,168	15,214
Goodwill	359	359
FCC licenses and other	20,529	20,336
Definite-lived intangible assets, net	1,689	2,009
Total	$48,015	$51,654
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,188	$2,662
Accrued expenses and other current liabilities	3,237	3,573
Current portion of long-term debt, financing and capital lease obligations	2,257	1,656
Total current liabilities	7,682	7,891
Long-term debt, financing and capital lease obligations	16,272	18,535
Deferred tax liabilities	6,911	6,802
Other liabilities	4,109	3,880
Total liabilities	34,974	37,108
Shareholders' equity
Common shares	5,989	6,016
Paid-in capital	46,701	46,841
Treasury shares, at cost	—	(227)
Accumulated deficit	(39,186)	(37,582)
Accumulated other comprehensive loss	(463)	(502)
Total shareholders' equity	13,041	14,546
Total	$48,015	$51,654

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 11
	September 30, 2011	December 31, 2010
Total Debt	$18,529	$20,191
Less: Cash and cash equivalents	(3,761)	(5,173)
Less: Short-term investments	(240)	(300)
Net Debt*	$14,528	$14,718

Sprint Nextel Corporation
SCHEDULE OF DEBT (Unaudited)
(Millions)

TABLE NO. 12
			September 30, 2011
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (tranche 1)	3.548%	03/30/2012	$250
Export Development Canada Facility (tranche 2)	4.248%	12/15/2015	500
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200
Sprint Nextel Corporation			4,250
Sprint Capital Corporation
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			8,204
Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137
Nextel Communications Inc.			4,780
iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.379%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.504%	05/01/2014	181
iPCS Inc.			481
Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	73
TOTAL PRINCIPAL			18,486
Net premiums			43
TOTAL DEBT			$18,529

Sprint Nextel Corporation
RECONCILIATION OF RETAIL POSTPAID NET LOSSES
TO SPRINT BRANDED POSTPAID NET ADDITIONS
(Thousands)

TABLE NO. 13
	Quarter To Date			Year To Date
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Retail postpaid net losses	(44)	(101)	(107)	(259)	(913)
Less: iDEN net losses	(309)	(327)	(383)	(1,003)	(1,194)
CDMA net additions	265	226	276	744	281
Less (non-Sprint branded net losses):
Nextel PowerSource	(39)	(49)	(78)	(145)	(286)
Helio	—	—	—	—	(83)
Sprint branded net additions	304	275	354	889	650

Sprint Nextel Corporation
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures, which includes $99 million, $102 million and $103 million of total capitalized interest in the first, second and third quarters 2011, respectively, can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table No. 9.

(2) Severance and exit costs are primarily related to work force reductions, lease termination charges, and organizational realignment initiatives.

(3) Favorable developments during the second quarter of 2010 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $84 million.